Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to us in this Post-Effective Amendment No. 23 to the Registration Statement under the Securities Act, and Amendment No. 24 to the Registration Statement under the Investment Company Act of 1940, as amended, on Form N-1A (Registration Nos. 333-148826 and 811-22175, respectively) of ALPS ETF Trust (the “Trust”), under the heading “Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

August 10, 2010